UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2010

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	001-33609	30-0520478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4520 East-West Highway, Suite 300 Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 17, 2010, Sucampo Pharma, Ltd., Osaka, Japan, (“SPL”) a wholly-owned subsidiary of Sucampo Pharmaceuticals., Inc. (“SPI”) entered into a ¥1,000,000,000 secured term loan agreement (“Loan Agreement”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd (“the Bank”).  The Loan Agreement provides for the extension of credit for the period of one year that can be renewed annually upon the agreement of SPI, SPL and the Bank. Borrowings may be used to finance research and development activities, for working capital needs and for the general corporate purposes of SPL. On November 22, 2010, SPL received the full amount of funds under the Loan Agreement.

The Loan Agreement bears interest based on the three month Tokyo Interbank Offer Rate (“TIBOR”) plus 1% and is reset quarterly.  The interest rate for the first three months is 1.34%. In connection with the Loan Agreement, SPI and the Bank executed a Guarantee Agreement which provides full guarantee of SPI on behalf of SPL’s obligations to the Bank.  The Loan Agreement includes representations, covenants, and events of default customary for financing transactions of this type.  Additionally, SPI agreed to maintain an amount of collateral that would not fall below 90% of initial balance throughout the term of the Loan Agreement. SPI deposited $14.9 million with the Bank on November 15, 2010 and the deposit bears interest of 0.4% as of November 20, 2010.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.

Date:	December 7, 2010	By:	/s/ JAN SMILEK
			Name:	Jan Smilek
			Title:	Chief Financial Officer